Exhibit 10-48

Loan Agreement

Lender (Party A):   Shandong Longkong Travel Development Co., Ltd

Borrower (Party B):  Yishui Yinhe Travel Development Co., Ltd

Article 1: Loan Purpose

The loan shall be used for daily business operating activities and payment of the building projects under construction.

Article 2: Loan Amount

The loan amount under this contract is RMB (in words) One Million Three Hundred Thirty Thousand Yuan.

Article 3: Loan Interest

Through consultations, Party A agrees shall not charge the interest of the loan above mentioned during the loan term under this contract; if Party B fails to repay back the loan as scheduled, the overdue part of the loan shall be charged a penalty in a monthly rate of 1%.

Article 4: Loan Term

The loan term under this contract starts from the date of 07-6-2010 till to 06-6-2011; Party B hereby commits that the loan would be repaid as scheduled; if any loan term extension, it shall be determined through consultation; failing on consultation, Party A has right to claim on the overdue part of the loan and to require Party B to repay it up in certain period.

Article 5: Warranties

5.1 Party B shall pledge the land using rights (described on the certificate No.: Yiguo Yong2009-042#, No.: Yiguo Yong 2009-090#) to Party A; Party B fails to repay the loan at the expiration of the contract, Party A has the right to dispose the Pledge. Party B fulfills the repayment as scheduled, the Pledge Right shall be terminated.

5.2 Party B shall use the loan in accordance the loan purpose stipulated in this contract, shall not use it in any other purposes, shall not get the loan involved into illegal activities.

5.3 Party B shall repay up the loan as scheduled under the contract.

5.4 Party B shall accept the examination, supervising the status of loan using; acknowledging execution of Party B’s plan, business operating activities, financing activities, inventory status, etc.

Article 6: Rights and Obligations

Party A has the right to supervise the using of the loan, acknowledges the debt repaying abilities of Party B. Party B shall honestly provide the relevant documents and information. If party B fails to use the loan under the stipulation of the contract, Party has the right to withdraw back the part of the loan, and charge a penalty interest on the mis-using part of the loan.

Article 7: Dispute Settlement

Any dispute rising during the contract performing, shall be resolved through consultation or reconciled by a third party. failing on consultation or reconciliation, any party may submit it to Yishui County Court.

Article 8:

Unconcluded matter under the contract, resolve it pursuant to Contract Law of PRC.

Article 9: This contract shall be effective as it is signed and sealed by both parties; made out in 2 duplicates, each for both parties, with the same legal effect.

Party A:    Shandong Longkong Travel Development Co., Ltd [company chop]

Signature:             ZHANG SHANJIU (sealed)

Date:                      07-6-2010

Borrower (Party B): Yishui Yinhe Travel Development Co., Ltd [company chop]

Signature:                CHEN JIASHU (sealed)

Date:                        07-6-2010